Exhibit 21

Subsidiaries of SinoCoking Coal and Coke Chemical Industries, Inc.

1.	Top Favour Limited (“Top Favour”), a British Virgin Islands company, is wholly owned by the registrant.

2.	Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), a limited liability company in the People’s Republic of China (“PRC”), is wholly owned by Top Favour.

3.	Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), a limited liability company in the PRC, is controlled by Hongyuan through contractual arrangements.

4.	Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”), a limited liability company in the PRC, is wholly owned by Hongli.

5.	Baofeng Hongguang Power Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongli.

6.	Baofeng Hongrun Coal Chemical Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongli.

7.	Zhonghong Energy Investment Company, a company in the PRC, is wholly owned by Hongli.

8.	Baofeng Xingsheng Coal Co., Ltd., a limited liability company in the PRC, is 60% owned by Hongli.

9.	Baofeng Shuangrui Coal Co., Ltd., a limited liability company in the PRC, is wholly owned by Hongchang Coal.